UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 18, 2005

VIROPHARMA INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	0-021699	23-2789550
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

397 EAGLEVIEW BOULEVARD, EXTON, PENNSYLVANIA	19341
(Address of Principal Executive Offices)	(Zip Code)

(610) 458-7300

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.

On February 9, 2005, ViroPharma Incorporated’s (the “Company”) Board of Directors adopted, subject to shareholder approval, the 2005 Stock Option and Restricted Share Plan (the “2005 Plan”) and reserved 850,000 shares of common stock for issuance upon the exercise of stock options or the grant of restricted shares. On May 20, 2005, the 2005 Plan was approved by stockholders at the Company’s Annual Meeting of Stockholders. The following types of awards may be granted under the 2005 Plan:

•	shares of restricted common stock;

•	options to acquire shares of common stock intended to qualify as incentive stock options, or ISOs, under Section 422(b) of the Internal Revenue Code; and

•	non-qualified stock options to acquire shares of common stock, or NSOs.

The 2005 Plan may be administered by the Board of Directors, by a committee of the Board, or to the extent authorized by the Board, by an award committee comprised of at least two officers of the company. Grants under the 2005 Plan may be made to the Company’s employees, directors, consultants and advisors. Each option shall expire within 10 years of the date of grant. However, if ISOs are granted to persons owning more than 10% of the outstanding voting stock, the exercise price may not be less than 110% of the fair market value per share at the date of grant, and the term of the ISOs may not exceed five years. The aggregate number of options that may be granted under the 2005 Plan to any one person is limited to 250,000 shares, subject to proportionate adjustment for changes in capitalization. Grants under the 2005 Plan vest upon satisfaction of vesting conditions, which may include attainment of performance goals, completion of specified periods of service, or other conditions specified by the compensation committee. The 2005 Plan also has provisions that take effect if the Company experiences a change of control.

The 2005 Plan provides that the exercise price for ISOs and NSOs shall not be less than the fair market value per share of the Company’s common stock at the date of grant. The Company cannot reprice outstanding options granted under the 2005 Plan without the consent of stockholders.

Each option expires within 10 years of the date of grant. However, if ISOs are granted to persons owning more than 10% of the outstanding voting stock, the exercise price may not be less than 110% of the fair market value per share at the date of grant, and the term of the ISOs may not exceed five years. The aggregate number of options that may be granted under the 2005 Plan to any one person is limited to 250,000 shares, subject to proportionate adjustment for changes in capitalization. Options vest upon satisfaction of vesting conditions, which may include attainment of performance goals, completion of specified periods of service, or other conditions specified by the compensation committee.

The foregoing summary description of the 2005 Plan is qualified in its entirety by reference to the actual terms of the 2005 Plan, which was attached as Annex B of the Company’s 2005 Proxy Statement, as filed with the Securities and Exchange Commission on

March 31, 2005. For additional information regarding the 2005 Plan, refer to Proposal 2 (Adoption of 2005 Stock Option and Restricted Share Plan) on pages 18-25 of the Company’s 2005 Proxy Statement.

Item. 3.02. Unregistered Sales of Equity Securities.

Between May 18, 2005 and May 23, 2005, the Company received notices from holders of its 6% Convertible Senior Secured Notes due 2009 (the “Senior Convertible Notes”) electing to voluntarily convert $4,050,000 principal amount of the Senior Convertible Notes into 1,620,000 shares of common stock at the conversion rate of one share of common stock for each $2.50 in principal amount of the Senior Convertible Notes. Following the conversions described above, $67.7 million principal amount of the Senior Convertible Notes remained outstanding. The common stock was issued in reliance upon the exemption from the registration requirement of the Securities Act of 1933, as amended (the “Securities Act”), afforded by Section 3(a)(9) thereof.

Item 7.01. Regulation FD Disclosure.

On May 20, 2005 the Company’s Board of Directors authorized the Notes Repurchase Committee of the Board of Directors to approve the expenditure of up to $20 million to purchase the Company’s 6% Subordinated Convertible Notes due 2007 (the “Subordinated Convertible Notes”) from time to time. There can be no assurance that the Company will purchase or otherwise acquire any of the Subordinated Convertible Notes at prices favorable to the Company or at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIROPHARMA INCORPORATED

Date: May 24, 2005	By:	/s/ Thomas F. Doyle
Thomas F. Doyle Vice President, General Counsel and Secretary